Textainer Capital Corporation
                        650 California Street, 16th Floor
                             San Francisco, CA 94108
                                 1/415-658-8232




April 1, 1997




Securities and Exchange Commission
Washington, DC


Re:      Textainer Equipment Income Fund VI, L.P.
         Registration on Form 8-A


Dear Sir or Madam:

Following on behalf of Textainer Equipment Income Fund VI, L.P., is a Registration Statement on Form 8-A for securities to be registered pursuant to
Section 12(g) of the Securities Exchange Ace of 1934.

Should you have any questions or comments concerning this filing, please contact the undersigned at 1/800-356-1739, press 2 then select extension 232.

Textainer Capital Corporation

Jeanene K. Gomes
Assistant Secretary

                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        -------------------------------


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         -------------------------------


                    TEXTAINER EQUIPMENT INCOME FUND VI, L.P.
             (exact name of registrant as specified in its charter)

          California                                             94-3220152
(State or other jurisdiction                                   (IRS Employer
of incorporation or organization)                            Identification No.)

650 California Street, 16th Floor, San Francisco,                 CA 94108
(Address of Principal Executive Offices)                         (ZIP Code)

     Securities to be registered pursuant to Section 12(b) of the Act:
                                      None

     Securities to be registered pursuant to Section 12(g) of the Act:

     Title of each class                          Name of each exchange on which
     to be so registered                          each class is to be registered

Limited Partnership Interests (the "Units")                     None



                        -------------------------------





               This document consist of a total of nine (9) pages
                     The exhibit index is located on page 4

Item 1.       Description of Registrant's Securities to be Registered

The Units are limited partnership interests of the registrant. For additional information concerning rights to allocations and distributions, voting rights, liquidation rights, restrictions on transfer and other rights and characteristics associated with the ownership of Units, see the following section of the registrant's "Prospectus," which are incorporated herein by reference: "Transferability of Units" and "Summary of the Limited Partnership Agreement." The registrant's "Prospectus" means the prospectus filed with the Commission on May 10, 1996 in Pre-Effective Amendment No. 3 to the registrant's Registration Statement on Form S-1, Registration No. 33-99534

Item 2.       Exhibits

1. The registrant's Prospectus, as contained in Pre-Effective Amendment No. 3 to the registrant's Registration Statement on Form S-1, Registration No. 33-99534, which was filed with the Commission on May 10, 1996, is incorporated herein by reference.

2. A specimen Certificate for Limited Partnership Units is attached hereto as Exhibit 1.

3. The Registrant's Limited Partnership Agreement was filed as Exhibit A to the registrant's Prospectus and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                        TEXTAINER EQUIPMENT INCOME FUND VI, L.P.


                                        Textainer Capital Corporation,
                                        Managing General Partner



                                        /s/ John R. Rhodes
                                        ----------------------------------------

                                        John R. Rhodes
                                        Executive Vice-President and Secretary



    Date:   April 1, 1997

EXHIBIT INDEX


Exhibit        Description                                                  Page

1              Specimen Certificate for Limited Partnership Units             5

CERTIFICATE OF UNITS OF LIMITED PARTNERSHIP INTEREST

[GRAPHIC OMITTED]


A certificate, resembling a stock certificate, measuring 8.5 by 14 inches and printed out in landscape format. A detailed, scalloped border contained within the margins, measuring .75 inches on all sides. Text is placed within the border and defined by an additional border which appears against the scalloped border. This secondary border is a simple set of double lines.


Two boxes measuring 1.75 inches horizontally and 1.31 inches vertically appear in both upper right and left hand corners of the certificate. The left hand corner box contains the word "NUMBER", whereas the right hand box contains "UNITS". These boxes are separated by the following, centered text:

UNITS OF LIMITED PARTNERSHIP INTEREST  (Bold type)

TRANSFER OF RIGHTS OF OWNERSHIP OF UNITS REPRESENTED BY THIS CERTIFICATE MAY ONLY BE MADE TO TRANSFEREES WHO PROPERLY EXECUTE A TRANSFER APPLICATION APPROVED BY TEXTAINER CAPITAL CORPORATION (THE "MANAGING GENERAL PARTNER").

TEXTAINER EQUIPMENT INCOME FUND VI, L.P.  (Large, bold type)
A CALIFORNIA LIMITED PARTNERSHIP  (Smaller than the above type)
A LIMITED PARTNERSHIP UNDER THE LAWS OF THE STATE OF CALIFORNIA   (Smaller type,
not bold)


To the left of the above, below the left hand "NUMBER" box, .75 inches:

THIS RECEIPT IS TRANSFERABLE IN THE CITY OF ENGLEWOOD, COLORADO


To the right of the above, below the right hand "UNITS" box, .25 inches:

SEE REVERSE FOR CERTAIN DEFINITIONS


Directly below the text "A LIMITED CALIFORNIA PARTNERSHIP UNDER THE LAWS OF THE STATE OF CALIFORNIA" is a shaded box measuring 8.5 inches horizontally by 1.5 inches vertically. This box is centered and contains the following text, appearing as indicated:

1. General. (bold type) This certifies that (plain type; followed by 6.5 inches horizontally of the empty shaded box to its rightmost edge, and 1.13 inches vertically to the following text)

is a registered owner of (plain type; followed by 5.5 inches horizontally of the empty shaded box to the following text)

Units,  (plain type)


Directly below the above is a centered paragraph in small type, measuring 7 inches horizontally, which reads:

which are units of limited partners interest ("Units") in Textainer Equipment Income Fund VI, A California Limited Partnership (the "Partnership") a limited partnership established under the California Revised Limited Partnership Act. The The Amended and Restated Limited Partnership Agreement dated as of February 1, 1995, as it may be amended from time to time (the "Partnership Agreement"), under which the Partnership was organized and is existing, copies of which are on file at the Transfer Agent's offices in Lakewood, Colorado, set forth the rights, preferences and limitations of Units.

Directly below the above are two columns measuring 5.63 inches horizontally and separated by .63 inches. Column one contains the following text:

(i) "NO SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR RECEIPT OF ANY CONSIDERATION THEREFOR, MAY OCCUR WITHOUT THE PRIOR APPROVAL OF THE MANAGING GENERAL PARTNER."

(ii) "IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES."

(iii) "ASSIGNEES OF THIS SECURITY MAY BECOME SUBSTITUTED LIMITED PARTNERS ONLY WITH THE CONSENT OF THE MANAGING GENERAL PARTNER."


Column two contains the following text:

(iv) "ANY UNAUTHORIZED ASSIGNMENT OR TRANSFER SHALL BE VOID AB INITIO." (Text "AB INITIO" appears in italics)

(v) "TRANSFER OF THESE UNITS ARE SUBJECT TO THE RESTRICTIONS SET FORTH HEREIN AND SUITABILITY STANDARDS. THE STATEMENTS MADE ON THE FACE AND THE REVERSE OF THIS CERTIFICATE ARE A SUMMARY OF CERTAIN PROVISIONS OF THE PARTNERSHIP AGREEMENT AS DEFINED HEREIN AND ARE SUBJECT TO THE DETAILED PROVISIONS THEREOF TO WHICH REFERENCE IS HEREBY MADE. ALL CAPITALIZED TERMS USED HEREIN SHALL HAVE THE SAME MEANINGS AS DEFINED IN THE PARTNERSHIP AGREEMENT, UNLESS OTHERWISE DEFINED HEREIN OR THE CONTEXT OTHERWISE REQUIRES."


Directly below the above, in centered text appears the following:

FURTHER CONDITIONS AND AGREEMENTS FORMING PART OF THIS CERTIFICATE APPEAR ON REVERSE SIDE


In the lower left hand corner of the certificate appears the following text:

Date:
         GEMISYS TRUST COMPANY
                     Depositary, Transfer Agent and Registrar

By:
                            Authorized Signature
In the lower right hand corner of the certificate appears the following text:

TEXTAINER EQUIPMENT INCOME FUND VI, L.P.
          a California Limited Partnership
By:   TEXTAINER CAPITAL CORPORATION
          its Managing General Partner
By:

                         Authorized Signature


The  above  left  and  right  hand  corner  text  is   separated  by  the  words
NON-NEGOTIABLE, in large, bold type, measuring 5 inches horizontally and centered between the two signature sections above.

CERTIFICATE OF UNITS OF LIMITED PARTNERSHIP INTEREST

Reverse side of Certificate


(i) "NO SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, MAY OCCUR WITHOUT THE PRIOR APPROVAL OF THE MANAGING GENERAL PARTNER."

(ii) "IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES."

(iii)"ASSIGNEES OF THIS SECURITY MAY BECOME SUBSTITUTED LIMITED PARTNERS ONLY WITH THE CONSENT OF THE MANAGING

(iv) "ANY UNAUTHORIZED ASSIGNMENT OR TRANSFER SHALL BE VOID AB INITIO."

(v) "TRANSFER OF THESE UNITS ARE SUBJECT TO THE RESTRICTIONS SET FORTH HEREIN AND SUITABILITY STANDARDS. THE STATEMENTS MADE ON THE FACE AND REVERSE OF THIS CERTIFICATE ARE A SUMMARY OF CERTAIN PROVISIONS OF THE PARTNERSHIP AGREEMENT AS DEFINED HEREIN AND ARE SUBJECT TO THE DETAILED PROVISIONS THEREOF TO WHICH REFERENCE IS HEREBY MADE. ALL CAPITALIZED TERMS USED HEREIN SHALL HAVE THE SAME MEANINGS AS DEFINED IN THE PARTNERSHIP AGREEMENT, UNLESS OTHERWISE DEFINED HEREIN OR THE CONTEXT OTHERWISE REQUIRES."

Capitalized terms used herein have the meanings ascribed to them in the Partnership Agreement.

1. A transferee who has properly completed and delivered a Transfer Application (approved by and provided by the Partnership's Managing General Partner or transfer agent) to the Managing General Partner, shall be deemed to have (i) applied to be admitted to the Partnership as a Substituted Limited Partner pursuant to Article VII of the partnership Agreement with respect to the Units transferred; (ii) agreed to comply with and be bound by the Partnership
Agreement (including the appointment of the General Partners as attorneys-in-fact of the transferee for the purposes set forth in Article XI of the Partnership Agreement), Whether or not the transferee is admitted as a Substituted Limited Partner with respect to the Units transferred; (iii) agreed to execute any document that the General Partners may reasonably require to be executed in connection with the transfer or with the admission of such transferee as a Substituted Limited Partner with respect to the Units transferred; (iv) appointed the General Partners as attorneys-in-fact of the transferee, each such attorney, acting alone, being authorized to execute, acknowledge, and file any document which may be considered necessary or desirable by the General Partners to carry out fully the provisions of the Partnership Agreement, including, without limitation, an amendment or amendments to the Partnership Agreement for the purpose of admitting the transferee as Substituted Limited Partnership Agreement and such other application, certificates, instruments, affidavits and documents as may be required or appropriate in connection with the registration or documentation of the Partnership's Equipment, provided, however, that the foregoing appointment does not in any way limit the authority of the General Partners as attorneys-in-fact for the transferee under Article XI of the Partnership Agreement; and (v) approved any consents and waivers contained in the Partnership Agreement. Unless and until admitted as a Substitute Limited Partner pursuant to Article VII of the Partnership Agreement with respect to Units transferred, the Record Holder of a Unit transferred pursuant hereto shall be an Assignee in respect of such Unit, whether or not the Record Holder is a Limited Partner with respect to other Units.

2. Any holder of a Unit (including a transferee thereof) conclusively shall be deemed to have agreed to comply with and be bound by all of the terms and conditions of the Partnership Agreement, with the same effect as if the holder had executed a Transfer Application, whether or not the holder has in fact executed such a Transfer Application. A request by any broker, dealer, bank, trust company, clearing corporation or nominee holder to register transfer of a Unit, however signed (including by any stamp, mark, or symbol executed or adopted with intent to authenticate the Unit), shall be deemed to be execution of a Transfer Application by and on behalf of the beneficial owner of the Unit.

3. Assignees shall be entitled to share in the allocations and distributions of the Partnership, but shall not be entitled to vote on any matter unless and until they are admitted to the Partnership as Substituted Limited Partners.

FOR OTHER INFORMATION REGARDING THE RIGHTS AND RESTRICTIONS APPLICABLE TO HOLDERS OF UNITS, PLEASE REVIEW THE LIMITED PARTNERSHIP AGREEMENT, WHICH IS ON FILE AT THE OFFICE OF THE TRANSFER AGENT.